Exhibit 99.1

Sigma Labs Announces Leadership Changes

Executive Chairman Mark K. Ruport Appointed as President and Chief Executive Officer

SANTA FE, NM - May 4, 2020 - Sigma Labs, Inc. (“Sigma Labs” or the “Company”) (NASDAQ:SGLB), a leading developer of quality assurance software for the additive manufacturing industry, has appointed Mark K. Ruport as President and Chief Executive Officer. Mr. Ruport will continue to serve as a member of the Board of Directors.

As part of the transition, John Rice has stepped aside from his position as President and Chief Executive Officer, and will continue in his role as the non-executive Chairman of the Board of Directors of Sigma Labs. This completes the management transition process that started in December 2019 when Mr. Ruport joined the company to bring his extensive experience in developing and employing a multi-layered distribution model to selling enterprise software on a global scale.

“John Rice has been instrumental in our development efforts, bringing Sigma Labs from a pre-commercial company to a revenue-generating enterprise serving tier-1 clients globally,” said Mark K. Ruport, President and Chief Executive Officer. “I would like to thank John for his contributions during his tenure as Chief Executive Officer and look forward to working closely with him in his role as Chairman of the Board of Directors, helping to guide Sigma Labs into 2020 and beyond. I am confident that we have the right strategy, people and product at a time when there is increasing demand in the market for our technology. I look forward to providing more details on these changes and our commercial progress on our upcoming first quarter 2020 financial results conference call,” concluded Ruport.

About Sigma Labs

Sigma Labs, Inc. (NASDAQ: SGLB) is a leading provider of quality assurance software to the commercial 3D printing industry under the PrintRite3D® brand. Founded in 2010, Sigma is a software company that specializes in the development and commercialization of real-time computer aided inspection (CAI) solutions known as PrintRite3D® for 3D advanced manufacturing technologies. Sigma Labs’ advanced computer-aided software product revolutionizes commercial additive manufacturing, enabling non-destructive quality assurance mid-production, uniquely allowing errors to be corrected in real-time. For more information, please visit www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 24, 2020 and which may be viewed at www.sec.gov.

Contacts:

Investor Contact:

Chris Tyson
Managing Director
MZ Group - MZ North America
949-491-8235
SGLB@mzgroup.us

Company Contact:

Steven Gersten
Sigma Internal IR
813-334-9745
investors@sigmalabsinc.com